Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 28, 2019

Investor Contact: Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Press Contact: Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES RECORD 2018 RESULTS; COMPANY ISSUES 2019 OUTLOOK

MCLEAN, Va. – February 28, 2019 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2018 and issued its full-year 2019 guidance. Net loss was $7.6 million, or $0.09 per diluted share, for the fourth quarter of 2018, as compared to net income of $141.9 million, or $1.10 per diluted share, for the fourth quarter of 2017. This decrease in net income was primarily the result of a reduced income tax benefit compared to the year-ago period and an increase in net interest expense. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $75.5 million, as compared to $63.7 million for the prior-year period, representing a year-over-year increase of 19% and an OEBITDA margin(1) of 57%. OEBITDA primarily benefitted from the recognition of revenue from hosted payload and other data services, telephony pricing action and growth in the Company’s Internet of Things (“IoT”) data business.

Iridium reported fourth-quarter total revenue of $132.2 million, which consisted of $107.3 million of service revenue and $24.9 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 14% versus the comparable period of 2017, while service revenue grew 17% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 81% of total revenue for the fourth quarter of 2018.

The Company ended the quarter with 1,121,000 total billable subscribers, which compares to 969,000 for the year-ago period and is up from 1,092,000 for the quarter ended September 30, 2018. Total billable subscribers grew 16% year-over-year, driven by growth in commercial IoT.

Full-Year 2018 Iridium Business Highlights

For the full year, Iridium reported net loss of $13.4 million, or $0.22 per diluted share attributable to common stockholders, as compared to net income of $233.9 million, or $1.82 per diluted share attributable to common stockholders for 2017. This decrease in net income was primarily the result of a reduced income tax benefit compared to the prior year and a $95.9 million increase in depreciation and amortization expense. The Company reported 2018 total revenue of $523.0 million, which was up 17% from the year-ago period. Total revenue included $406.8 million of service revenue and $116.2 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2018 was $302.0 million, a 14% increase from $265.6 million in the prior year, representing an OEBITDA margin of 58%. Capital expenditures were $391.3 million for the full-year 2018.

“2018 was an outstanding year for Iridium. Our company delivered service revenue growth of 17% and equally impressive subscriber growth of 16% to end the year with more than 1.1 million active users. Our core business has never been stronger, and momentum in commercial IoT continues to fuel innovation and new applications, which are driving new commercial partnerships and subscriber growth. We achieved our highest revenue growth as a public company and our best OEBITDA growth in seven years,” said Matt Desch, CEO, Iridium. Desch continued, “With the completion of the Iridium® NEXT upgrade of our constellation, our financial transformation is well underway. Having now completed an intense period of capital investment, we are turning our attention to a new growth phase for the company that should deliver new sources of revenue and OEBITDA growth, supporting significant free cash flow that can benefit shareholders.”

Commenting on Iridium CertusSM, Desch said, “Feedback on our new broadband service, Iridium Certus, which launched in January, has been overwhelmingly positive. This broadband service sets a new benchmark in L-band connectivity for performance and reliability and has already attracted new service providers to invest and build innovative applications for this global platform.”

Desch concluded, “We are proud to have completed our constellation upgrade. The expanded capabilities of these satellites bolster our market leadership position and extend our offering of new, more powerful satellite solutions to customers that depend on real-time, mission critical connectivity and remote information.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 65% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $85.3 million, up 23% from last year’s comparable period due to revenue from hosted payload and other data services, telephony pricing action and increased IoT revenues.

•

Commercial voice and data subscribers rose from the year-ago period to 361,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $45 during the fourth quarter, compared to $42 in last year’s comparable period, as a result of the rollout of new pricing plans in 2018. Commercial IoT data subscribers grew 27% from the year-ago period to 647,000 customers, driven by continued strength in consumer personal communications and tracking devices. Commercial IoT data ARPU was $12 in the fourth quarter, compared to $13 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,008,000 billable subscribers, which compares to 869,000 for the prior-year quarter and is up from 979,000 for the quarter ended September 30, 2018. IoT data subscribers represented 64% of billable commercial subscribers at the end of the quarter, an increase from 59% at the end of the prior-year period.

•

Hosted payload and other data service revenue increased by $9.7 million, or 212%, from the prior year primarily due to increased hosting and data services and an increase in satellite time and location service.

Service – U.S. Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two contracts previously managed by Defense Information Systems Agency (“DISA”) and now managed by Air Force Space Command, which include a $400 million, five-year, fixed-price Enhanced Mobile Satellite Services (“EMSS”) agreement for satellite communications services and a $38 million multi-year Gateway Maintenance and Support Services (“GMSS”) contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway. The EMSS contract has been extended for an additional six months to April 2019, at the rate that was in effect during 2018. The Company has begun discussions with the U.S. government on a new EMSS contract, which it expects to enter into in 2019 prior to the expiration of the extended agreement.

•

Government service revenue was $22.0 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s EMSS contract with the U.S. government occurred in October 2015.

•

Iridium’s U.S. government business ended the quarter with 113,000 subscribers, which compares to 100,000 for the prior-year quarter and is unchanged from 113,000 for the quarter ended September 30, 2018. Government voice and data subscribers increased 4% from the year-ago period to 54,000 as of December 31, 2018. IoT data subscribers increased 23% year-over-year and represented 52% of government subscribers at year-end.

Equipment

•	Equipment revenue was $20.1 million during the fourth quarter, up 4% from the prior-year period.

•	The Company forecasts lower equipment sales in 2019 as a result of a more normalized level of handset sales.

Engineering & Support

•	Engineering and support revenue was $4.8 million during the fourth quarter, up 3% from the prior-year quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $96.5 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the fourth quarter with credit facility gross debt of $1.7 billion and a cash and cash equivalents balance of $273.4 million. Net debt was $1.6 billion, calculated as $1.7 billion of credit facility gross debt and $360.0 million of gross unsecured notes, less $273.4 million of cash and cash equivalents, and $191.9 million in restricted cash.

In December 2018, Aireon LLC, Iridium’s primary hosted payload customer, entered into a credit facility that enabled a $35.0 million hosting fee payment to Iridium. This is in addition to the $8.1 million payment that was made earlier in the year. Excluding accrued interest, Aireon’s remaining hosting fee account payable to Iridium was $156.9 million at December 31, 2018.

Iridium’s net leverage was 5.2 times OEBITDA at December 31, 2018. The company expects net leverage to improve to approximately 4.5 times OEBITDA at year-end 2019, assuming no change in the Company’s capital structure, after having reached a peak net leverage ratio of 5.6 times OEBITDA in the first quarter of 2018.

In 2018, Iridium completed its analysis of the effect of the Tax Cuts and Jobs Act of 2017. As a result of this analysis and other developments, the Company now expects it will have negligible cash taxes through approximately 2023. Thereafter, the Company’s cash tax liability is expected to gradually increase until Iridium reaches the statutory tax level. The Company’s previous outlook was for negligible cash taxes through approximately 2020.

2019 Outlook

The Company issued its full-year 2019 outlook for total service revenue, OEBITDA and net leverage and currently expects:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	Full-year 2019 OEBITDA between $325 million and $335 million. OEBITDA for 2018 was $302.0 million.

•	Net leverage of approximately 4.5x OEBITDA at the end of 2019.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction. Iridium NEXT revenue and expenses were excluded from Operational EBITDA through 2017. Beginning in 2018, Iridium NEXT revenues and recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)) were no longer excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2019 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
	(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
GAAP net income (loss)	$(7,582)	$141,877	$(13,384)	$233,856
Interest (income) expense, net	25,146	(1,417)	62,441	(4,328)
Income tax benefit	(17,290)	(154,479)	(7,265)	(114,284)
Depreciation and amortization	67,111	65,615	218,207	122,266
Iridium NEXT expenses, net	4,417	7,965	27,606	23,316
Share-based compensation	3,665	4,119	14,408	15,806
Non-cash gain on Boeing transaction	—	—	—	(11,003)

Operational EBITDA	$75,467	$63,680	$302,013	$265,629

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Thursday, February 28, 2019. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company recently completed its next-generation satellite network replacement campaign. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and leverage for 2019; cash taxes over the longer-term; anticipated equipment revenue, and prospects for new sources of revenue, OEBITDA growth, generation of free cash flow and benefits to shareholders. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,
	2018	2017
Revenue:
Service revenue
Commercial	$85,308	$69,437
Government	22,000	22,000

Total service revenue	107,308	91,437
Subscriber equipment	20,071	19,377
Engineering and support service	4,786	4,655

Total revenue	132,165	115,469
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	22,194	21,187
Cost of subscriber equipment sales	11,950	11,287
Research and development	7,222	5,025
Selling, general and administrative	23,830	26,306
Depreciation and amortization	67,111	65,614

Total operating expenses	132,307	129,419

Operating income	(142)	(13,950)

Other income (expense), net:
Interest income (expense), net	(25,146)	1,417
Other income (expense), net	416	(69)

Total other income (expense), net	(24,730)	1,348

Loss before income taxes	(24,872)	(12,602)
Income tax benefit	17,290	154,479

Net income (loss)	(7,582)	141,877
Series A preferred stock dividends, undeclared	—	1,750
Series B preferred stock dividends, undeclared	2,097	2,109

Net income (loss) attributable to common stockholders	$(9,679)	$138,018

Operational EBITDA	$75,467	$63,680

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2018	2017
Revenue:
Service revenue
Commercial	$318,757	$261,735
Government	88,000	88,000

Total service revenue	406,757	349,735
Subscriber equipment	97,848	77,119
Engineering and support service	18,403	21,192

Total revenue	523,008	448,046
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	86,016	80,396
Cost of subscriber equipment sales	56,857	44,445
Research and development	22,429	15,247
Selling, general and administrative	97,846	84,405
Depreciation and amortization	218,207	122,266

Total operating expenses	481,355	346,759

Gain on Boeing transaction	—	14,189

Operating income	41,653	115,476

Other income (expense), net:
Interest income (expense), net	(62,441)	4,328
Other income (expense), net	139	(232)

Total other income (expense), net	(62,302)	4,096

Income (loss) before income taxes	(20,649)	119,572
Income tax benefit	7,265	114,284

Net income (loss)	(13,384)	233,856
Series A preferred stock dividends, declared and paid excluding cumulative dividends	1,750	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	2,109	2,109
Series A preferred stock dividends, undeclared	—	5,250
Series B preferred stock dividends, undeclared	6,290	6,327

Net income (loss) attributable to common stockholders	$(23,533)	$218,420

Operational EBITDA	$302,013	$265,629

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$49,267	$45,354	9%	$193,176	$177,685	9%
IoT data(2)	21,804	19,525	12%	85,054	74,142	15%
Hosted payload and other data service(3)	14,237	4,558	212%	40,527	9,908	309%

Total commercial data service	85,308	69,437	23%	318,757	261,735	22%
Government service revenue(4)	22,000	22,000	0%	88,000	88,000	0%

Total service revenue	107,308	91,437	17%	406,757	349,735	16%
Subscriber equipment	20,071	19,377	4%	97,848	77,119	27%
Engineering and support(5)
Commercial	174	1,119	–84%	716	3,109	–77%
Government	4,612	3,536	30%	17,687	18,083	–2%

Total engineering and support	4,786	4,655	3%	18,403	21,192	–13%

Total revenue	$132,165	$115,469	14%	$523,008	$448,046	17%

Operational EBITDA
Operational EBITDA	$75,467	$63,680	19%	$302,013	$265,629	14%
Other
Capital expenditures (6)	$96,533	$109,395		$391,262	$400,107
Net debt (7)	$1,579,582	$1,455,591
Cash, cash equivalents, and marketable securities	$273,352	$297,626
Credit facility	$1,684,869	$1,800,000
Deferred financing costs	(80,130)	(96,445)

Credit facility, net	$1,604,739	$1,703,555

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.‘s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of December 31,
	2018	2017	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	361	359	1%
IoT data	647	510	27%

Total commercial voice and data and IoT data service	1,008	869	16%
Government
Voice and data and IoT data service
Voice and data	54	52	4%
IoT data	59	48	23%

Total government voice and data and IoT data service	113	100	13%

Total billable subscribers	1,121	969	16%

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	(6)	(9)	33%	2	6	-67%
IoT data	35	24	46%	137	97	41%

Total commercial voice and data and IoT data service	29	15	93%	139	103	35%
Government
Voice and data and IoT data service
Voice and data	(2)	3	–167%	2	8	–75%
IoT data	2	2	0%	11	8	38%

Total government voice and data and IoT data service	—	5	–100%	13	16	–19%

Total net billable subscriber additions	29	20	45%	152	119	28%

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
ARPU (2) (3)
Commercial
Voice and data	$45	$42	7%	$45	$42	7%
IoT data	$12	$13	–8%	$12	$13	–8%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.